Exhibit 99.1 News Release

Ashland announces new Specialty Additives and Adhesives business leaders

COVINGTON, KENTUCKY, Dec. 18, 2019 – In line with the recently communicated business unit structure, Ashland today announced Min Chong will be joining Ashland, to lead the Specialty Additives business unit, effective Jan. 1, 2020, and Tim Pione will be leading the Performance Adhesives business unit.  Both Chong and Pione will report directly to Guillermo Novo, chairman and chief executive officer.

Chong spent the last three years at Evonik running their Global Crosslinker Business. Prior to that he held several leadership roles at Air Products, which included leading their Performance Materials business in Asia and running their Global Epoxy Additives business.

Chong graduated from Carnegie Mellon as a chemical engineer and later obtained his MBA at Lehigh University. He has worked in a wide range of roles in engineering, supply chain, marketing and commercial management.

Pione will assume an expanded business-centric leadership role for Adhesives. Moving to our new business model will enable Pione and the Adhesive’s team to take more ownership and accountability and drive improved performance in the Adhesives business. The Adhesives business will continue to benefit from his leadership and significant industry experience.

Pione rejoined Ashland in 2018 to lead the Adhesives group. Prior to rejoining Ashland, he served as president of the U.S. subsidiary of Savare Specialty Adhesives. Previously he spent five years (2005-2010) as Ashland’s director of raw material procurement. Pione is a graduate of the U.S. Naval Academy.

About Ashland

Ashland Global Holdings Inc. (NYSE: ASH) is a premier global specialty materials company serving customers in a wide range of consumer and industrial markets, including adhesives, architectural coatings, automotive, construction, energy, food and beverage, nutraceuticals, personal care and pharmaceutical. At Ashland, we are approximately 4,700 passionate, tenacious solvers – from renowned scientists and research chemists to talented engineers and plant operators – who thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Visit ashland.com to learn more.

™ Trademark, Ashland or its subsidiaries, registered in various countries.

FOR FURTHER INFORMATION:

Investor Relations:	Media Relations:
Seth A. Mrozek	Joy Brock
+1 (302) 594-5010	+1 (859) 815-3793
samrozek@ashland.com	jlbrock@ashland.com